CONTRACT DATA PAGE

Contract Number: [P9999999999]	Contract Date: [May 2, 2014]

Owner: [JOHN DOE]	[Date of Birth: [March 1, 1976]	Age at Issue: [38]]

[Owner: [JANE DOE]	Date of Birth: [June 10, 1976]	Age at Issue: [37]]

Annuitant: [JOHN DOE]	Date of Birth: [March 1, 1976]	Age at Issue: [38]

[Annuitant: [JANE DOE]	Date of Birth: [June 10, 1976]	Age at Issue: [37]]

Beneficiary: As named by You

Initial Purchase Payment:  [$25,000.00]

Maximum Purchase Payment Without Our Approval:  [$1,000,000]

Purchase Payment Age Limit:  [Prior to the 86th birthday]

Minimum Subsequent Purchase Payment:  [$500]

Fixed Account Option(s) Minimum Guaranteed Interest Rate:  [1.0% - 3.0%]

Minimum Partial Withdrawal Amount:  [$1,000]

Maximum Penalty-Free Withdrawal Percentage:  [10%]

Minimum Systematic Withdrawal Amount:  [$100]

Minimum Amount Remaining After Any Partial Withdrawal:  [$2,500]

Withdrawal Charge Schedule:

See Page [11] for Withdrawal Provisions.

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CONTRACT DATA PAGE (Cont’d.)

[Premium Tax:  None]

Minimum Transfer Amount:  [$100]

Separate Account Charge [(including guaranteed death benefit risk charge of  [0.10%])]: [1.15%]

Annual Contract Maintenance Fee:  [$50]

Transfer Fee:  [$25]

Earliest Annuity Date After the Contract Date:  [Two years]

Latest Annuity Date:  [1st day of the month following Your 95th Birthday]

Separate Account:  [Variable Separate Account]

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